Exhibit 99.1

News
For Immediate Release

4 Landmark Square
Suite 400
Stamford, CT 06901

Telephone: 203-975-7110
Fax: 203-975-7902

Contact:
Robert B. Lewis
(203) 406-3160

SILGAN ANNOUNCES RECORD THIRD QUARTER EARNINGS

Highlights

•	Record net income per share of $0.76
•	Record adjusted net income per share of $0.76, a 15 percent increase over prior year
•	Record third quarter segment income in the closures business
•	Continued significant improvement in the plastic container business

STAMFORD, CT, October 24, 2018 -- Silgan Holdings Inc. (Nasdaq:SLGN), a leading supplier of rigid packaging for consumer goods products, today reported record third quarter 2018 net income of $84.7 million, or $0.76 per diluted share, as compared to third quarter 2017 net income of $72.4 million, or $0.65 per diluted share.

"The Company delivered record adjusted net income per diluted share of $0.76, an increase of 15 percent over the prior year period, despite significant inflation, largely due to tariffs, and lower than anticipated food can volumes," said Tony Allott, President and CEO.  "Our plastic container business continued to perform well and delivered another quarter of volume growth.  Our closures business benefitted from strong operational performance and growth in target markets. Our metal container business was negatively impacted by lower unit volumes primarily as a result of previously discussed customer initiatives that continued through the third quarter and lower than expected soup volume," continued Mr. Allott.  "Based on our performance to date
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SILGAN HOLDINGS
October 24, 2018

and our fourth quarter outlook which includes the unfavorable impact from a planned reduction in finished goods inventory in the metal container business, we are maintaining our guidance and narrowing the range for our full year 2018 earnings estimate of adjusted net income per diluted share to $2.03 to $2.08, an increase of 25 percent at the midpoint of the range as compared to 2017," concluded Mr. Allott.

Adjusted net income per diluted share was $0.76 for the third quarter of 2018. Adjusted net income per diluted share was $0.66 for the third quarter of 2017, after adjustments increasing net income per diluted share by $0.01. A reconciliation of net income per diluted share to "adjusted net income per diluted share," a Non-GAAP financial measure used by the Company that adjusts net income per diluted share for certain items, can be found in Tables A and B at the back of this press release.

Net sales for the third quarter of 2018 were $1.31 billion, an increase of $40.1 million, or 3.2 percent, as compared to $1.27 billion in 2017.  This increase was the result of higher net sales across all of our businesses.

Income before interest and income taxes for the third quarter of 2018 was $138.5 million as compared to $138.6 million for the third quarter of 2017, as higher segment income in the closures and plastic container businesses was offset by lower segment income in the metal container business. Margin decreased to 10.6 percent in the third quarter of 2018 from 10.9 percent in the third quarter of 2017 largely due to the mathematical impact on margin of higher sales as a result of the contractual pass through of significantly higher raw material costs. Rationalization charges were $0.3 million and $0.6 million in the third quarters of 2018 and 2017, respectively. Additionally, the third quarter of 2017 included costs attributed to announced acquisitions of $0.8 million.

Interest and other debt expense for the third quarter of 2018 was $28.2 million, a decrease of $2.4 million as compared to the third quarter of 2017.  This decrease was primarily due to lower weighted average outstanding borrowings largely as a result of the partial repayment of acquisition borrowings under the senior secured credit facility at the end of 2017.
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SILGAN HOLDINGS
October 24, 2018

The effective tax rates were 23.1 percent and 33.0 percent for the third quarters of 2018 and 2017, respectively.  The effective tax rate in the third quarter of 2018 benefitted primarily from the U.S. Tax Cuts and Jobs Act of 2017 and the settlement of a state tax audit in the current quarter.

Metal Containers

Net sales of the metal container business were $797.8 million for the third quarter of 2018, an increase of $25.4 million, or 3.3 percent, as compared to $772.4 million in the third quarter of 2017.  This increase was primarily the result of the pass through of higher raw material and other manufacturing costs and a more favorable mix of products sold, partially offset by lower unit volumes of approximately six percent and the impact of unfavorable foreign currency translation.  The volume decline in the quarter was primarily the result of the continued impact from inventory adjustments at a seasonal customer, a customer plant shutdown in the fruit market and a competitive loss of a smaller, lower margin customer as well as a decline in soup volume.

Segment income of the metal container business in the third quarter of 2018 decreased $5.3 million to $86.9 million as compared to $92.2 million in the third quarter of 2017, and segment income margin decreased to 10.9 percent from 11.9 percent over the same periods.  The decrease in segment income was primarily attributable to lower unit volumes and higher freight expense, partially offset by the contractual pass through to customers of indexed inflation as compared to the unfavorable impact in the prior year period from the contractual pass through of indexed deflation, a more favorable mix of products sold and foreign currency transaction losses in the prior year period.  The decline in segment income margin was primarily due to the mathematical impact on margin of higher sales as a result of the contractual pass through of significantly higher raw material costs.

Closures

Net sales of the closures business were $360.8 million in the third quarter of 2018, an increase of $3.5 million, or 1.0 percent, as compared to $357.3 million in the third quarter of 2017.  This increase was primarily due to the pass through of higher raw material costs, partially offset by the impact of unfavorable foreign currency translation.
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SILGAN HOLDINGS
October 24, 2018

Segment income of the closures business for the third quarter of 2018 increased $2.0 million to $47.3 million as compared to $45.3 million in the third quarter of 2017, and segment income margin increased to 13.1 percent from 12.7 percent over the same periods.  The increase in segment income was principally a result of lower costs primarily due to synergies realized from the dispensing systems acquisition and a more favorable mix of products sold, partially offset by the unfavorable impact from the lagged pass through to customers of higher resin costs.

Plastic Containers

Net sales of the plastic container business were $148.4 million in the third quarter of 2018, an increase of $11.2 million, or 8.2 percent, as compared to $137.2 million in the third quarter of 2017.  This increase was principally due to the pass through of higher raw material costs and higher volumes of approximately three percent, partially offset by the impact of unfavorable foreign currency translation.

Segment income of the plastic container business for the third quarter of 2018 was $8.5 million, an increase of $2.0 million as compared to $6.5 million in the third quarter of 2017, and segment income margin increased to 5.7 percent from 4.7 percent over the same periods.  The increase in segment income was primarily attributable to higher volumes and lower manufacturing costs, partially offset by the unfavorable impact from the lagged pass through to customers of higher resin costs and costs associated with the start-up of the new manufacturing facility in Fort Smith, Arkansas.

Nine Months

Net income for the first nine months of 2018 was $185.8 million, or $1.66 per diluted share, an increase of 50 percent as compared to net income of $123.5 million, or $1.11 per diluted share, for the first nine months of 2017.  Adjusted net income per diluted share for the first nine months of 2018 increased over 28 percent to $1.69 versus $1.32 in the prior year period, after adjustments increasing net income per diluted share by $0.03 for the first nine months of 2018 and by $0.21 for the first nine months of 2017.
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SILGAN HOLDINGS
October 24, 2018

Net sales for the first nine months of 2018 increased $284.3 million, or 9.2 percent, to $3.38 billion as compared to $3.09 billion for the first nine months of 2017.  This increase was primarily a result of the pass through of higher raw material costs across all businesses, the acquisition of the dispensing systems operations in April 2017, the impact of favorable foreign currency translation and higher volumes in the plastic container business, partially offset by lower unit volumes in the metal container business and legacy closures operations.

Income before interest and income taxes for the first nine months of 2018 was $334.8 million, an increase of $64.2 million, or 23.7 percent, from the same period in 2017, and margin increased to 9.9 percent from 8.7 percent for the same periods.  The increase in income before interest and income taxes was a result of acquisition related costs incurred in the prior year period, the inclusion of the dispensing systems operations for the full year in 2018, the unfavorable impact in the prior year period from the write-up of inventory of the dispensing systems operations for purchase accounting, lower manufacturing costs, higher volumes in the plastic container business, the contractual pass through to customers in the metal container business of indexed inflation in the current year period as compared to the unfavorable impact in the prior year period from the contractual pass through of indexed deflation, a non-recurring charge in the prior year period related to the resolution of a past non-commercial legal dispute, lower rationalization charges and foreign currency transaction losses in the prior year period. These increases were partially offset by the impact from lower unit volumes in the metal container business and legacy closures operations, higher freight expense, the unfavorable impact from the lagged pass through of higher resin costs in the closures and plastic container businesses and costs associated with the start-up of two new manufacturing facilities.  Margin in 2017 was unfavorably impacted by acquisition related costs of $23.8 million and the write-up of inventory of the dispensing systems operations for purchase accounting of $11.9 million.  Rationalization charges were $1.5 million and $4.5 million in the first nine months of 2018 and 2017, respectively.

Interest and other debt expense before loss on early extinguishment of debt for the first nine months of 2018 was $88.6 million, an increase of $8.4 million as compared to the same period in 2017.  This increase was primarily due to higher average outstanding borrowings as a result of borrowings for the acquisition of the dispensing systems operations in April 2017 and higher
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SILGAN HOLDINGS
October 24, 2018

weighted average interest rates. Loss on early extinguishment of debt of $2.5 million in 2018 was the result of the redemption of all remaining outstanding 5% Senior Notes in April 2018 and the amendment to the senior secured credit facility in May 2018. Loss on early extinguishment of debt of $7.1 million in 2017 was primarily a result of the prepayment of outstanding U.S. term loans and Euro term loans under the previous senior secured credit facility and the partial redemption of the 5% Senior Notes in April 2017.

The effective tax rate for the first nine months of 2018 was 23.8 percent as compared to 32.6 percent for the first nine months of 2017.  The effective tax rate in 2018 benefitted from the U.S. Tax Cuts and Jobs Act of 2017.

Outlook for 2018

The Company narrowed its estimate of adjusted net income per diluted share for the full year of 2018 from a range of $2.03 to $2.13 to a range of $2.03 to $2.08, which excludes rationalization charges and loss on early extinguishment of debt.  At the midpoint of this range, this estimate reflects a 25 percent increase over adjusted net income per diluted share for the full year of 2017 of $1.65.

The Company is providing an estimate of adjusted net income per diluted share for the fourth quarter of 2018 in the range of $0.34 to $0.39, which includes the unfavorable impact from a planned reduction in finished goods inventory in the metal container business and excludes rationalization charges.  This estimate compares to adjusted net income per diluted share of $0.32 in the fourth quarter of 2017.

Conference Call

Silgan Holdings Inc. will hold a conference call to discuss the Company's results for the third quarter of 2018 at 11:00 a.m. eastern time on October 24, 2018. The toll free number for the conference call for those in the U.S. and Canada is (800) 949-2175, and the number for international callers is (323) 994-2131.  For those unable to listen to the live call, a taped rebroadcast will be available through November 7, 2018.  To access the rebroadcast, U.S. and Canadian callers should dial (888) 203-1112, and international callers should dial (719) 457-0820.  The pass code is 6275061.
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SILGAN HOLDINGS
October 24, 2018

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Silgan is a leading supplier of rigid packaging for consumer goods products with annual net sales of approximately $4.1 billion in 2017.  Silgan operates 100 manufacturing facilities in North and South America, Europe and Asia.  The Company is a leading supplier of metal containers in North America and Europe for food and general line products. The Company is also a leading worldwide supplier of metal and plastic closures and dispensing systems for food, beverage, health care, garden, personal care, home and beauty products.  In addition, the Company is a leading supplier of plastic containers for shelf-stable food and personal care products in North America.

Statements included in this press release which are not historical facts are forward looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and the Securities Exchange Act of 1934, as amended.  Such forward looking statements are made based upon management's expectations and beliefs concerning future events impacting the Company and therefore involve a number of uncertainties and risks, including, but not limited to, those described in the Company's Annual Report on Form 10-K for 2017 and other filings with the Securities and Exchange Commission.  Therefore, the actual results of operations or financial condition of the Company could differ materially from those expressed or implied in such forward looking statements.

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SILGAN HOLDINGS INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
For the quarter and nine months ended September 30,
 (Dollars in millions, except per share amounts)

	Third Quarter		Nine Months
	2018	2017	2018	2017

Net sales	$1,307.0	$1,266.9	$3,378.4	$3,094.1

Cost of goods sold (1)	1,102.9	1,061.3	2,841.0	2,611.8

Gross profit	204.1	205.6	537.4	482.3

Selling, general and administrative expenses (1)	73.6	75.0	228.6	232.4

Rationalization charges	0.3	0.6	1.5	4.5

Other pension and postretirement income (1)	(8.3)	(8.6)	(27.5)	(25.2)

Income before interest and income taxes	138.5	138.6	334.8	270.6

Interest and other debt expense before loss on early extinguishment of debt	28.2	30.6	88.6	80.2

Loss on early extinguishment of debt	-	-	2.5	7.1

Interest and other debt expense	28.2	30.6	91.1	87.3

Income before income taxes	110.3	108.0	243.7	183.3

Provision for income taxes	25.6	35.6	57.9	59.8

Net income	$84.7	$72.4	$185.8	$123.5

Earnings per share:
Basic net income per share	$0.77	$0.66	$1.68	$1.12
Diluted net income per share	$0.76	$0.65	$1.66	$1.11

Cash dividends per common share	$0.10	$0.09	$0.30	$0.27

Weighted average shares (000's):
Basic	110,657	110,391	110,599	110,327
Diluted	111,693	111,427	111,609	111,323

(1)
Includes the impact of the Accounting Standards Update issued by the Financial Accounting Standards Board which amended the presentation of net periodic pension and postretirement benefit costs to report certain components, including interest cost, expected return on plan assets, amortization of prior service cost or credits and actuarial gains and losses, separately.  These items have been restated from cost of goods sold and selling, general and administrative expenses to other pension and postretirement income for each of the quarters and nine months ended September 30, 2018 and 2017.

SILGAN HOLDINGS INC.
CONSOLIDATED SUPPLEMENTAL FINANCIAL DATA (UNAUDITED)
For the quarter and nine months ended September 30,
(Dollars in millions)

	Third Quarter		Nine Months
	2018	2017	2018	2017
Net sales:
Metal containers	$797.8	$772.4	$1,808.6	$1,768.3
Closures	360.8	357.3	1,109.9	904.1
Plastic containers	148.4	137.2	459.9	421.7
Consolidated	$1,307.0	$1,266.9	$3,378.4	$3,094.1

Segment income:
Metal containers (a)	$86.9	$92.2	$172.3	$185.5
Closures (b)	47.3	45.3	143.3	103.0
Plastic containers (c)	8.5	6.5	32.7	20.0
Corporate (d)	(4.2)	(5.4)	(13.5)	(37.9)
Consolidated	$138.5	$138.6	$334.8	$270.6

SILGAN HOLDINGS INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(Dollars in millions)

	Sept. 30,	Sept. 30,	Dec. 31,
	2018	2017	2017
Assets:
Cash and cash equivalents	$171.4	$199.2	$53.5
Trade accounts receivable, net	783.3	702.3	454.6
Inventories	690.4	704.4	721.3
Other current assets	67.5	62.5	62.5
Property, plant and equipment, net	1,502.2	1,472.3	1,489.9
Other assets, net	1,843.4	1,880.4	1,863.6
Total assets	$5,058.2	$5,021.1	$4,645.4

Liabilities and stockholders' equity:
Current liabilities, excluding debt	$726.5	$678.9	$849.4
Current and long-term debt	2,919.7	3,106.2	2,547.3
Other liabilities	500.1	612.9	482.6
Stockholders' equity	911.9	623.1	766.1
Total liabilities and stockholders' equity	$5,058.2	$5,021.1	$4,645.4

(a)
Includes rationalization charges of $0.1 million and $0.4 million for the three months ended September 30, 2018 and 2017, respectively, and $0.8 million and $3.3 million for the nine months ended September 30, 2018 and 2017, respectively.  Includes a $3.0 million charge for the nine months ended September 30, 2017 related to the resolution of a past non-commercial legal dispute.

(b)
Includes rationalization charges of $0.1 million for each of the three months ended September 30, 2018 and 2017 and $0.2 million and $0.5 million for the nine months ended September 30, 2018 and 2017, respectively.

(c)
Includes rationalization charges of $0.1 million for each of the three months ended September 30, 2018 and 2017 and $0.5 million and $0.7 million for the nine months September 30, 2018 and 2017, respectively.

(d)	Includes costs attributed to announced acquisitions of $0.8 million and $23.8 million for the three and nine months ended September 30, 2017, respectively.

SILGAN HOLDINGS INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)
For the nine months ended September 30,
(Dollars in millions)

	2018	2017

Cash flows provided by (used in) operating activities:
Net income	$185.8	$123.5
Adjustments to reconcile net income to net cash
provided by (used in) operating activities:
Depreciation and amortization	146.2	129.7
Rationalization charges	1.5	4.5
Loss on early extinguishment of debt	2.5	7.1
Other changes that provided (used) cash, net of
effects from acquisition:
Trade accounts receivable, net	(271.6)	(285.9)
Inventories	(32.7)	(2.9)
Trade accounts payable and other changes, net	(18.5)	19.6
Net cash provided by (used in) operating activities	13.2	(4.4)

Cash flows provided by (used in) investing activities:
Purchase of business, net of cash acquired	-	(1,028.7)
Capital expenditures	(134.6)	(124.2)
Other investing activities	0.2	0.5
Net cash used in investing activities	(134.4)	(1,152.4)

Cash flows provided by (used in) financing activities:
Dividends paid on common stock	(33.8)	(30.4)
Changes in outstanding checks – principally vendors	(87.8)	(78.9)
Net borrowings and other financing activities	365.0	1,440.6
Net cash provided by financing activities	243.4	1,331.3

Effect of exchange rate changes on cash and cash equivalents	(4.3)	-

Cash and cash equivalents:
Net increase	117.9	174.5
Balance at beginning of year	53.5	24.7
Balance at end of period	$171.4	$199.2

SILGAN HOLDINGS INC.
RECONCILIATION OF ADJUSTED NET INCOME PER DILUTED SHARE (1)
(UNAUDITED)
For the quarter and nine months ended September 30,

Table A

	Third Quarter		Nine Months
	2018	2017	2018	2017

Net income per diluted share as reported	$0.76	$0.65	$1.66	$1.11

Adjustments:
Rationalization charges	-	-	0.01	0.03
Loss on early extinguishment of debt	-	-	0.02	0.04
Costs attributed to announced acquisitions	-	0.01	-	0.14
Adjusted net income per diluted share	$0.76	$0.66	$1.69	$1.32

SILGAN HOLDINGS INC.
RECONCILIATION OF ADJUSTED NET INCOME PER DILUTED SHARE (1)
(UNAUDITED)
For the quarter and year ended,

Table B

	Fourth Quarter			Year Ended
	December 31,			December 31,
	Estimated		Actual	Estimated		Actual
	Low	High		Low	High
	2018	2018	2017	2018	2018	2017
Net income per diluted share as estimated
for 2018 and as reported for 2017	$0.34	$0.39	$1.31	$2.00	$2.05	$2.42

Adjustments:
Rationalization charges	-	-	0.01	0.01	0.01	0.04
Loss on early extinguishment of debt	-	-	-	0.02	0.02	0.04
Costs attributed to announced acquisitions	-	-	-	-	-	0.15
Effective tax rate adjustments	-	-	(1.00)	-	-	(1.00)
Adjusted net income per diluted share as estimated for 2018 and presented for 2017	$0.34	$0.39	$0.32	$2.03	$2.08	$1.65

(1)
The Company has presented adjusted net income per diluted share for the periods covered by this press release, which measure is a Non-GAAP financial measure.  The Company's management believes it is useful to exclude rationalization charges, costs attributed to announced acquisitions, the loss on early extinguishment of debt and the effective tax rate adjustments primarily due to the U.S. Tax Cuts and Jobs Act of 2017 from its net income per diluted share as calculated under U.S. generally accepted accounting principles because such Non-GAAP financial measure allows for a more appropriate evaluation of its operating results.  While rationalization costs are incurred on a regular basis, management views these costs more as an investment to generate savings rather than period costs.  Costs attributed to announced acquisitions consist of third party fees and expenses that are viewed by management as part of the acquisition and not indicative of the on-going cost structure of the Company.  The loss on early extinguishment of debt consists of third party fees and expenses incurred or debt costs written off that are viewed by management as part of the cost of prepayment of debt and not indicative of the on-going cost structure of the Company.  The effective tax rate adjustments are primarily a result of the impact of the U.S. Tax Cuts and Jobs Act of 2017 principally as a result of the revaluation of the net deferred tax liabilities at the new lower estimated corporate tax rate and is viewed by the Company as a period adjustment that is not indicative of the effective tax rate of the Company. Such Non-GAAP financial measure is not in accordance with U.S. generally accepted accounting principles and should not be considered in isolation but should be read in conjunction with the unaudited condensed consolidated statements of income and the other information presented herein.  Additionally, such Non-GAAP financial measure should not be considered a substitute for net income per diluted share as calculated under U.S. generally accepted accounting principles and may not be comparable to similarly titled measures of other companies.